Silver Star Properties REIT, Inc. Announces
Triple Share Increase for Most Shareholders

HOUSTON — June 16, 2025 — Silver Star Properties REIT, Inc. (the “Company”) a Houston based real estate investment trust announced that the Board of Directors (the “Board”) has acted decisively to protect its business plan and the majority of its shareholders against efforts by a group to derail its future. As a result, most shareholders will triple the number of shares of their Company Common Stock at no additional cost.

Effective November 8, 2024, the Company implemented the Amended and Restated Rights Agreement (the "Rights Agreement"), between the Company and VISTRA USA, LLC, as Rights Agent (the "Rights Agent") to protect its business plans and shareholders from a group of dissidents acting against their interests. The Board has now determined that certain shareholders have become Acquiring Persons, causing a Flip-In Event, and has set June 16, 2025 as the date of exchange under Section 24 of the Rights Agreement.

The Rights Agreement also provides that if any Person becomes an Acquiring Person (the first occurrence of such event being referred to as the Flip-In Event), then pursuant to Section 24 of the Rights Agreement, the Board may, at its option, at any time after the Flip-In Event, exchange all or part of the then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions the Rights Agreement) for shares of Common Stock at an exchange ratio of two shares of Common Stock per Right (the "Exchange Ratio").

The Board of Directors has ordered by resolution that the Company act pursuant to Section 24 of the Rights Agreement and exchange each Right which has not become void for two shares of Common Stock which will result in the issuance of up to 121,450,278 shares of Common Stock in the aggregate. Accordingly, shareholders other than the Acquiring Persons will receive two shares of Common Stock in addition to each share of Common Stock that they owned as of the Distribution Date at no additional cost and with no action on their part, tripling the number of shares owned in the Company, provided the issuance of such shares will be suspended for certain shareholders. Shareholders will receive a letter from the Rights Agent with more information.

The exchange of Common Stock for Rights may constitute a taxable event to shareholders. Each shareholder should seek his or her own advice as to tax and related matters concerning the distribution and exchange and his or her ownership of stock in the Company. The Company may provide further guidance on the tax effect of the exchange of Common Stock for Rights described in future
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communications to shareholders or in future public periodic filings with the Securities Exchange Commission.

General Information

The rights, terms and conditions set forth in the Rights Agreement described herein are not complete and are qualified in their entirety by the Rights Agreement. A copy of the Rights Agreement can be obtained at https://www.sec.gov/Archives/edgar/data/1446687/000144668723000046/rightsagreementbetweensilv.htm. A PDF copy of the Rights Agreement can be requested by contacting Investor Relations at invesetorrelations@silverstarreit.com. All capitalized terms not otherwise defined herein shall have the meaning in the Rights Agreement.

If you have any questions, please contact Investor Relations at 877-734-8876 or by email at investorrelations@silverstarreit.com.
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